Exhibit 23.1

AUDITOR’S CONSENT

We consent to the use of our report dated February 28, 2012, with respect to the consolidated financial statements of KfW as of and for the year ended December 31, 2011, comprising the statement of comprehensive income, statement of financial position, statement of changes in equity, statement of cash flows and the notes to the consolidated financial statements for the year then ended, and the group management report for the business year from January 1, 2011 to December 31, 2011, incorporated herein by reference.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Frankfurt
May 14, 2012